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Exhibit 99.4

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Board of Directors of
Axonyx Inc.
500 Seventh Avenue, 10th Floor
New York, NY 10018

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 7, 2006, to the Board of Directors of Axonyx Inc. (the "Company") regarding the proposed merger between the Company and TorreyPines Therapeutic, Inc. in the Company's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "Summary—Opinion of Axonyx's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Reasons for the Merger," and "The Merger—Opinion of Axonyx's Financial Advisor." In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC BANC OF AMERICA SECURITIES LLC

New York, New York
July 24, 2006

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